Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Jonathan H. Downing
Executive Vice President, Corporate Development
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jennifer Beugelmans
(415) 896-6820
Media Relations: Steve DiMattia
(646) 277-8706
For Immediate Release
UCBH HOLDINGS, INC. REPORTS FIRST QUARTER RESULTS
•    Net Interest Income Growth of 18.5%
•    Earnings Growth of 7.4%
•    65.3% Increase in Commercial Business Loan Commitments
•    Strong Loan Pipeline of $2.00 Billion
•    Nonperforming Asset Ratio of 0.22%
     SAN FRANCISCO, April 27, 2006 — UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $23.4 million for the first quarter ended March 31, 2006. This is an increase of 7.4%, compared with net income of $21.8 million for the quarter ended March 31, 2005. The diluted earnings per common share were $0.24 for the first quarter of 2006, compared with $0.23 for the corresponding period of 2005.
     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with our first quarter performance, given the challenging market interest rate environment. Our focus on increasing commercial business relationships resulted in continued strong growth in commercial business commitments during the quarter, and we anticipate very strong growth for the remainder of the year as reflected in the strong pipeline in this sector. As our customers draw on these commitments, we project solid loan growth in 2006.
     “As we enter the second quarter, our loan pipeline continues to be strong at $2.00 billion. We continue to experience a strong demand for both international trade finance and construction commitments. Our unique trans-Pacific presence will continue to better position the Company for continued growth in trade finance business, core deposits and noninterest income in the future.
     “Our acquisitions in the Pacific Northwest and New England markets are substantially integrated, and we will continue to invest in these new markets to increase market share. By executing our geographic growth strategy, restructuring our loan portfolio and building our asset management capabilities, we are laying a solid foundation for our future growth,” concluded Mr. Wu.

     First quarter 2006 highlights include:
Revenue Growth:
•	Net interest income grew by $10.2 million, or 18.5%, for the first quarter of 2006, compared with the corresponding quarter of 2005.

•	Noninterest income grew by $6.0 million, or 75.0%, for the first quarter of 2006, compared with the corresponding quarter of 2005.

•	The net interest margin for the first quarter of 2006 was 3.54%, compared with 3.72% for the first quarter of 2005.
Deposit Growth:
•	Checking accounts grew by $56.3 million for the first quarter of 2006, or 12.6% annualized.

•	Certificates of Deposit (“CD”) growth was $35.3 million, or 4.0% annualized, for the first quarter of 2006, from December 31, 2005.

•	Total deposit growth was $12.3 million for the first quarter of 2006, or 0.8% annualized.
Loan Growth:
•	Total outstanding loans grew by $64.4 million, or 4.3% annualized, to $6.06 billion at March 31, 2006, from $6.00 billion at December 31, 2005. Prior to commercial real estate and multifamily loan sales, total loans increased by $259.6 million, or 17.3%.

•	New loan commitments were $728.1 million for the first quarter of 2006, compared with $801.6 million for the first quarter of 2005.

•	New commercial business loan commitments were $230.5 million, an increase of $91.1 million, or 65.3%, compared with commercial business loan commitments of $139.4 million for the first quarter of 2005. The commitments generated in the first quarter of 2006 are expected to continue to be drawn upon during the balance of 2006.

•	New construction loan commitments were $178.9 million, an increase of $36.0 million, or 25.2%, compared with construction loan commitments of $142.9 million for the first quarter of 2005. The commitments generated in the first quarter of 2006 are also expected to continue to be drawn upon during the balance of 2006.
Asset Quality:
•	The nonperforming asset ratio was 0.22% as of March 31, 2006, compared with a nonperforming ratio of 0.24% at year-end 2005 and 0.25% at March 31, 2005.

•	Net loan charge-offs were $2.7 million for the first quarter of 2006, or 0.18% annualized. This compares with net loan charge-offs of $109,000 for the first quarter of 2005, or 0.01% annualized. Substantially all of the loan charge-offs during the quarter were represented by two commercial business loans with specific valuation allowances.

•	The provision for loan losses was $307,000 for the first quarter of 2006, compared with $1.2 million for the corresponding quarter of 2005.
Corporate Strategies:
•	The Company is continuing its loan portfolio restructuring by reducing the lower-yielding commercial and multifamily real estate loans and increasing higher-yielding commercial business and construction commitments.

•	The increase in commercial business commitments, primarily international trade finance, will also have a very favorable impact on the gathering of checking accounts as those types of loans always have significantly higher DDA balances associated with them than do real estate loans. As these new relationships continue to draw on the higher-yielding loan commitments, we anticipate continued growth in our future net interest margin. Additionally, the international trade finance loans bring substantial fee income to the Bank, which will continue to boost noninterest income and help to diversify UCBH’s income stream.

•	The Company is continuing its systematic reduction in the concentration of lower-yielding securities and increasing the concentration of higher-yielding commercial business loans. This will provide a boost to the net interest margin and earnings per share.

•	The Company is actively engaged in the gathering of core deposit accounts through the increase in commercial lending activities and active retail banking strategies.
Corporate Developments:
•	On February 21, 2006, UCBH Holdings, Inc. announced that it elected not to further pursue the acquisition of Great Eastern Bank. As a result, the Company received a $5.0 million termination fee in the first quarter of 2006. The Company will continue its discipline in acquisition activities.

•	On March 13, 2006, UCBH Holdings, Inc. announced that it appointed Mr. George A. Baker, Jr., as Senior Vice President and Regional Director of the Pacific Northwest Region. Mr. Baker’s expertise in International Trade Finance will facilitate the rapid growth of Trade Finance business in the Pacific Northwest region.

•	On March 31, 2006, UCBH Holdings, Inc. announced the opening of its second branch in Westminster, California. These branches are strategically located in Little Saigon and reflect the Bank’s expansion strategy to increase market share in both the Chinese and Vietnamese communities.

•	On April 3, 2006, UCBH Holdings, Inc. announced that it has appointed Mr. John Lui as Chief Executive Officer and Chief Investment Officer of a newly formed subsidiary, UCB Asset Management, Inc. Mr. Lui, with 19 years of asset management experience and expertise, will build a strong asset management business that will increase noninterest income as well as diversify the income stream of the Company.

•	On April 26, 2006, UCBH Holdings, Inc. announced that it has appointed Mr. William J. Laraia as the Executive Vice President and Regional Director of the New York region. Mr. Laraia, formerly President and Chief Executive Officer of Great Eastern Bank, has extensive business relationships and experience in the New York market. He will provide strong leadership to expedite our business growth in New York.

•	During the first quarter of 2006, UCBH successfully completed the integration of Pacifica Bancorp, Inc. and substantially completed the integration of Asian American Bank & Trust Company.
     Operating Ratios
     The annualized return on average assets (“ROA”) ratio for the quarter ended March 31, 2006, was 1.18%, and the annualized return on average equity (“ROE”) ratio for the quarter ended March 31, 2006, was 15.36%. The ROA and ROE ratios for the first quarter of 2005 were 1.37% and 17.79%, respectively. The efficiency ratio was 53.66% for the first quarter of 2006, compared with 42.91% for the corresponding period of 2005.
     Net Income and Net Interest Income
     Net income increased by 7.4% to $23.4 million for the quarter ended March 31, 2006, compared with $21.8 million for the corresponding quarter of the prior year, primarily due to an increase in net interest income and due to the $5.0 million fee received as a result of the termination of the merger agreement with Great Eastern Bank (“GEB”). These increases were partially offset by a $15.5 million, or 57.1%, increase in operating expenses. The increased expenses resulted from the organic growth of the Company and the acquisition of Pacifica and AABT as well as nonrecurring expenses related to merger and acquisition activities.
     Net interest income before provision for loan losses for the quarter ended March 31, 2006, increased by $10.2 million, or 18.5%, to $65.6 million, compared with $55.4 million in the same period of 2005 due to organic balance sheet growth and the acquisitions of Pacifica Bancorp, Inc. (“Pacifica”) and Asian American Bank & Trust Company (“AABT”) in the fourth quarter of 2005.
     The net interest margin was 3.54% for the quarter ended March 31, 2006, compared with 3.72% for the corresponding quarter of 2005. The decreased net interest margin reflects the impact of higher interest paid on money market accounts and CDs resulting from increases in market interest rates and the runoff of savings accounts due to the current market interest rate environment. The average cost of deposits during the first quarter was 2.90%, compared with 1.69% for the first quarter ended March 31, 2005. The 121 basis point increase in the average cost of deposits reflects the increase in market interest rates and the runoff of savings accounts.

     Noninterest Income
     Noninterest income was $14.1 million for the quarter ended March 31, 2006, compared with $8.0 million for the corresponding quarter of 2005. The increase primarily reflects an increase in commercial banking fees and the $5.0 million fee received as a result of the termination of the merger agreement with GEB. Commercial banking fees increased by $1.9 million, or 83.1%, to $4.1 million in the first quarter of 2006, compared with commercial banking fees of $2.2 million in the corresponding quarter of 2005. The increase reflects the increase in trade finance activity, the fee income from increased commercial checking accounts, an increase in fees received at UCB Investment Services, Inc. (“UCBIS”), and loan fee income. The gain on sale of multifamily and commercial real estate loans was $3.9 million in the first quarter of 2006, compared with $3.8 million in the corresponding quarter of 2005.
     Noninterest Expense
     Noninterest expense for the first quarter of 2006 increased by 57.1% to $42.7 million, from $27.2 million for the corresponding quarter of 2005. This increase was primarily a result of increased personnel costs, professional fees and contracted services, occupancy-related expenses and miscellaneous expenses. In the first quarter of 2006, personnel expense increased 74.6% to $25.7 million from $14.7 million for the first quarter of 2005. This increase resulted from the ongoing expenses associated with the acquisitions of Pacifica and AABT, which were completed in the fourth quarter of 2005, staffing increases required to support the growth of the Bank’s commercial banking business, the opening of three new branches in California and New York, the expansion of the Bank’s infrastructure to support a larger and growing organization and nonrecurring expenses related to merger and acquisition activities. Nonrecurring personnel expenses of $4.4 million included severance pay and retention bonuses related to the two acquisitions and spot bonuses paid in the first quarter of 2006. Occupancy expenses increased by $1.1 million to $3.7 million in the first quarter of 2006, primarily as a result of the two acquisitions and the new branch openings in California and New York. Professional fees and contracted services increased by 34.9% to $3.4 million, from $2.5 million in the corresponding quarter of 2005, primarily resulting from a $1.2 million write-off of legal and investment banking fees related to the GEB transaction, which was partially offset by a decrease of $486,000 in Sarbanes-Oxley related expenses. Other general and administrative expenses increased by $1.5 million to $4.9 million in the first quarter of 2006, compared with $3.4 million in the first quarter of 2005, primarily relating to increases in operating expenses related to the Bank’s current and planned geographic expansion as well as acquisition activities.
     Deposits
     Total deposits increased by $12.3 million, or 0.8% annualized, to $6.28 billion at March 31, 2006, from $6.26 billion at December 31, 2005. Checking accounts grew by $56.3 million, or 12.6% annualized, for the quarter ended March 31, 2006, to $1.84 billion, compared with $1.78 billion, at December 31, 2005. Savings account balances decreased by $79.3 million, or 33.5% annualized, during the first quarter of 2006, reflecting the migration of savings balances to higher-yielding money market and CD accounts, compared with a decrease of $1.8 million, or 0.7% annualized, in the corresponding quarter of 2005. CDs increased by $35.3 million, or 4.0% annualized, during the first quarter of 2006, compared with an increase of $66.9 million, or 9.6% annualized, in the corresponding quarter of 2005. Total deposits increased to $6.28 billion at March 31, 2006, compared with $5.36 billion at March 31, 2005, an increase of $913.8 million, or 17.0% annualized. The average cost of deposits for the quarter ended March 31, 2006, increased to 2.90% from 2.72% for the quarter ended December 31, 2005, reflecting the increase in market interest rates.
     Loan Growth
     Total loans, including loans held for sale, increased by $64.4 million, or 4.3% annualized, during the first quarter of 2006, following the sale of $195.1 million of commercial real estate and multifamily loans during the quarter. The sale of such loans is consistent with the Company’s announced long-term plan to reduce the concentration in commercial real estate and multifamily loans and increase its concentration in commercial business loans and trade finance facilities. Prior to the loan sales, the total loans increased by $259.6 million, or 17.3%, during the quarter.
     The Bank continued its success in commercial lending activities by further penetrating the California, Pacific Northwest, New York, New England, and Greater China markets. During the first quarter of 2006, loan growth remained concentrated in the Bank’s commercial business loan portfolio, which totaled $930.1 million at March 31, 2006. This represents an increase of $66.2 million, or 30.6% annualized, compared with the $863.9 million of commercial business loans as of December 31, 2005. With the strong commercial and construction new loan commitments in the first quarter of 2006, we project solid growth in these higher-yielding assets during the balance of 2006 as the commitments from the first quarter of the year continue to be drawn and as we increase the generation of commitments each quarter during 2006. The higher-yielding loans, coupled with the associated demand deposit accounts will result in a margin boost during the remainder of the year.
     Loan Commitments
     New loan commitments of $728.1 million for the first quarter of 2006 were comprised of $701.9 million of commercial loans and $26.1 million of consumer loans. As announced in the third quarter of 2005, as the Company makes significant and consistent achievements in the origination of commercial business and construction commitments, it allows the Bank to start decreasing its concentration in commercial real estate and multifamily loans in a gradual manner. Commercial business loan originations increased by 65.3% to $230.5 million in the first quarter of 2006, compared with $139.4 million in the first quarter of 2005. Construction commitments of $178.9 million in the first quarter of 2006 represent a 25.2% increase over construction commitments of $142.9 million in the corresponding quarter of 2005. Commercial real estate loan originations decreased 2.6% to $207.4 million in the first quarter of 2006, from $213.0 million in the first quarter of 2005. Multifamily loan originations were $85.1 million for the first quarter of 2006, a decrease of $167.9 million, or 66.4%, from $253.0 million of multifamily loan originations in the first quarter of 2005. Consumer loan originations were $26.1 million in the first quarter of 2006, compared with $53.2 million in the first quarter of 2005.
     Credit Quality and Allowance for Loan Losses
     Total nonperforming assets as of March 31, 2006 were $17.3 million, or 0.22%, reflecting management’s continued focus on maintaining high credit quality assets. This compares with total nonperforming assets of $19.1 million, or 0.24%, at December 31, 2005. Net loan charge-offs were $2.7 million for the quarter ended March 31, 2006, compared with net loan charge-offs of $109,000 for the quarter ended March 31, 2005. Substantially all of the loan charge-offs in the first quarter of 2006 were represented by two commercial business loans with specific valuation allowances. Annualized net loan charge-offs for the first quarter of 2006 were 0.18%, compared with 0.01% for the corresponding quarter of 2005.
     The ratio of allowance for loan losses to loans held in portfolio was 1.08% at March 31, 2006, compared with 1.11% at December 31, 2005. The change in the ratio of allowance for loan losses is primarily the result of improvements in credit classifications, collateral mix, and loan loss factor refinements. Including the credit reserve for unfunded commitments, the total reserve ratio to portfolio loans was 1.15% at March 31, 2006, as compared with 1.17% at December 31, 2005.
     Securities
     The securities portfolio was $1.38 billion at March 31, 2006, compared with $1.43 billion at December 31, 2005. The securities portfolio decreased to 17.3% of total assets at March 31, 2006, from 17.9% of total assets at December 31, 2005. The reduction in the securities portfolio has resulted from the Company’s long-term goal of reducing the securities portfolio to a level between 10% and 15% of total assets.
     Income Taxes
     The effective tax rate for the first quarter ended March 31, 2006 was 36.0%, compared with 37.7% for the corresponding period of 2005. The decrease in the tax rate relates primarily to increased lending in Enterprise Zones, which provides a tax benefit for California taxes on income.
     Capital
     Stockholders’ equity increased by $15.4 million, or 10.2% annualized, to $618.9 million at March 31, 2006, from $603.5 million at December 31, 2005. The growth in equity during the quarter resulted from the retention of earnings. The Tier I leverage ratio of the Bank was 8.29% at March 31, 2006, compared with 8.26% at December 31, 2005. The Bank’s capital ratios exceed regulatory requirements, and the Bank continues to be categorized as “well capitalized.” The Company’s capital ratios approximate those of the Bank, and the Company is also categorized as “well capitalized.”

     First Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call and audio webcast on April 28, 2006, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s first quarter 2006. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading bank in the United States serving the Chinese community and American companies doing business in Greater China. With $7.99 billion in assets as of March 31, 2006, the Bank has 47 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, four branches in New York, three branches in New England, two branches in the Pacific Northwest, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, cash management, private client services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents which the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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(Tables Follow)

UCBH Holdings, Inc. & Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Cash and due from banks	$74,533	$101,002
Interest-bearing deposits in other banks	82,928	99,070
Federal funds sold	23,401	2,993

Cash and cash equivalents	180,862	203,065

Investment and mortgage-backed securities available for sale, at fair value	1,079,994	1,117,724
Investment and mortgage-backed securities held to maturity, at cost (fair value of $306,806 and $313,974 at March 31, 2006, and December 31, 2005, respectively)	304,936	308,608
Federal Home Loan Bank stock and other equity investments	85,142	75,445
Loans held for sale	358,157	156,740

Loans held in portfolio	5,701,663	5,838,660
Allowance for loan losses	(61,806)	(64,542)

Loans held in portfolio, net	5,639,857	5,774,118

Accrued interest receivable	39,923	37,750
Premises and equipment, net	97,823	98,289
Goodwill	107,108	106,648
Core deposit intangibles, net	14,132	14,981
Mortgage servicing rights, net	11,016	10,642
Other assets	67,890	61,627

Total assets	$7,986,840	$7,965,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$545,093	$558,649
Interest-bearing deposits	5,731,408	5,705,520

Total deposits	6,276,501	6,264,169

Securities sold under agreements to repurchase	50,000	—
Short-term borrowings	94,000	279,425
Subordinated debentures	150,520	150,520
Accrued interest payable	12,335	12,582
Long-term borrowings	699,980	562,033
Other liabilities	84,578	93,394

Total liabilities	7,367,914	7,362,123

Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized at March 31, 2006, and December 31, 2005; 94,237,687 and 94,037,878 shares issued and outstanding at March 31, 2006, and December 31, 2005, respectively	942	940
Additional paid-in capital	249,510	247,340
Retained earnings	395,813	375,220
Accumulated other comprehensive loss	(27,339)	(19,986)

Total stockholders’ equity	618,926	603,514

Total liabilities and stockholders’ equity	$7,986,840	$7,965,637

UCBH Holdings, Inc. & Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Interest and dividend income:
Loans	$105,538	$66,625
Funds sold and due from banks	1,015	638
Investment and mortgage-backed securities:
Taxable	14,207	14,176
Nontaxable	2,692	2,583

Total interest and dividend income	123,452	84,022

Interest expense:
Deposits	44,396	22,061
Short-term borrowings	3,474	316
Subordinated debentures	2,715	2,314
Long-term borrowings	7,287	3,965

Total interest expense	57,872	28,656

Net interest income	65,580	55,366
Provision for loan losses	307	1,190

Net interest income after provision for loan losses	65,273	54,176

Noninterest income:
Commercial banking fees	4,095	2,237
Service charges on deposits	740	664
Gain (loss) on sale of securities, net	(2)	609
Gain on sale of SBA loans, net	581	1,084
Gain on sale of multifamily and commercial real estate loans, net	3,911	3,752
Unrealized loss on loans held for sale	(97)	—
Equity loss in other equity investments	(458)	(411)
Acquisition termination fee	5,000	—
Other fees	307	111

Total noninterest income	14,077	8,046

Noninterest expense:
Personnel	25,734	14,740
Occupancy	3,699	2,646
Data processing	2,322	1,624
Furniture and equipment	1,660	1,529
Professional fees and contracted services	3,385	2,509
Deposit insurance	211	188
Communication	246	257
Core deposit intangible amortization	555	284
Other general and administrative	4,936	3,436

Total noninterest expense	42,748	27,213

Income before income tax expense	36,602	35,009
Income tax expense	13,183	13,203

Net income	$23,419	$21,806

Earnings per share:
Basic	$0.25	$0.24
Diluted	$0.24	$0.23

Dividends declared per share:	$0.030	$0.025

Average shares outstanding:
Basic	94,114,819	91,228,070
Diluted	97,859,557	95,881,638

UCBH Holdings, Inc. & Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Operating Ratios and Other Data:
Return on average assets	1.18%	1.37%
Return on average equity	15.36	17.79
Efficiency ratio (1)	53.66	42.91
Noninterest expense to average assets	2.15	1.72
Average equity to average assets	7.68	7.73
Dividend payout ratio (2)	12.50	10.87
Net loan charge-offs to average loans	0.18	0.01

New Loan Commitments:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$22,325	$19,834
Secured by real estate — multifamily	—	175,639

Total loans held for sale commitments (3)	22,325	195,473

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	185,081	193,148
Secured by real estate — multifamily	85,122	77,379
Construction	178,891	142,932
Business	230,519	139,424

Total commercial loans	679,613	552,883

Consumer:
Residential mortgage (one-to-four family)	18,865	45,349
Other	7,256	7,899

Total consumer loans	26,121	53,248

Total loan held in portfolio commitments (3)	705,734	606,131

Total loan commitments (3)	$728,059	$801,604

(1)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(2)	Represents dividends declared per share as a percentage of diluted earnings per share.

(3)	Excludes commitments related to loan participations.

UCBH Holdings, Inc. & Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31, 2006			Three Months Ended March 31, 2005
		Interest	Average Yields		Interest	Average Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid
Nontax equivalent basis:
Interest-earning assets Loans (1)(2)	$6,037,540	$105,538	6.99%	$4,513,691	$66,625	5.90%
Taxable securities (3)	1,223,637	14,207	4.64	1,295,887	14,176	4.38
Nontaxable securities (3)	225,580	2,692	4.77	215,601	2,583	4.79
Other	96,818	1,015	4.19	88,063	638	2.90

Total interest-earning assets	7,583,575	123,452	6.51	6,113,242	84,022	5.50
Noninterest-earning assets	358,413	—		232,251	—

Total assets	$7,941,988	$123,452		$6,345,493	$84,022

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,212,276	$7,774	2.57	$979,227	$3,446	1.41
Savings accounts	779,183	2,278	1.17	950,252	2,465	1.04
Time deposits	3,622,005	34,344	3.79	2,870,385	16,150	2.25

Total interest-bearing deposits	5,613,464	44,396	3.16	4,799,864	22,061	1.84
Short-term borrowings	363,135	3,474	3.83	84,385	316	1.50
Long- term borrowings	580,093	7,287	5.02	334,912	3,965	4.74
Subordinated debentures	146,050	2,715	7.44	136,000	2,314	6.81

Total interest-bearing liabilities	6,702,742	57,872	3.45	5,355,161	28,656	2.14
Noninterest-bearing deposits	511,445	—		418,594	—
Other noninterest-bearing liabilities	117,871	—		81,399	—
Stockholders’ equity	609,930	—		490,339	—

Total liabilities and stockholders’ equity	$7,941,988	$57,872		$6,345,493	$28,656

Net interest-earning assets/net interest income/net interest rate spread (4)	$880,833	$65,580	3.06%	$758,081	$55,366	3.36%

Net interest margin (5)			3.46%			3.62%

Ratio of interest-earning assets to interest-bearing liabilities	1.13x			1.14x

Tax equivalent basis:
Total interest-earning assets (6)	$7,583,575	$124,902	6.59%	$6,113,242	$85,465	5.59%
Total interest-bearing liabilities	6,702,742	57,872	3.45	5,355,161	28,656	2.14

Net interest-earning assets/net interest income/net interest rate spread (4)	$880,833	$67,030	3.14%	$758,081	$56,809	3.45%

Net interest margin (5)			3.54%			3.72%

Average cost of deposits:
Total interest-bearing deposits	$5,613,464	$44,396	3.16%	$4,799,864	$22,061	1.84%
Noninterest-bearing deposits	511,445	—		418,594	—

Total deposits	$6,124,909	$44,396	2.90%	$5,218,458	$22,061	1.69%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $1.5 million and $1.4 million for the three months ended March 31, 2006 and 2005, respectively.

UCBH Holdings, Inc. & Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	March 31,	December 31,
	2006	2005
Selected loan data:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$356,059	$154,087
Commercial business	2,098	2,653

Total loans held for sale (1)	$358,157	$156,740

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	$2,023,772	$2,307,381
Secured by real estate — multifamily	1,519,290	1,506,848
Construction	564,653	494,841
Commercial business	930,089	863,935

Total commercial loans	5,037,804	5,173,005

Consumer:
Residential mortgage (one-to-four family)	612,747	613,988
Home equity and other	51,112	51,667

Total consumer loans	663,859	665,655

Total loans held in portfolio (2)	$5,701,663	$5,838,660

Nonperforming loans	$17,305	$19,133
Other real estate owned (OREO)	—	—
Loan delinquency ratio	0.65%	0.48%
Nonperforming assets to total assets	0.22	0.24
Nonperforming loans to total loans	0.29	0.32
Allowance for loan losses to nonperforming loans	357.16	337.33
Allowance for loan losses to loans held in portfolio	1.08	1.11
Total loan to deposit ratio	96.55	95.71

Selected deposit data:
NOW, checking and money market accounts	$1,840,391	$1,784,065
Savings accounts	867,439	946,714
Time deposits	3,568,671	3,533,390

Total deposits	$6,276,501	$6,264,169

Cost of deposits	3.07%	2.75%

Selected equity data:
Book value per share	$6.57	$6.42

United Commercial Bank and subsidiaries regulatory capital ratios:
Total risk-based capital	11.02%	10.98%
Tier 1 risk-based capital	10.01	9.91
Tier 1 leverage ratio	8.29	8.26

UCBH Holdings, Inc. and subsidiaries regulatory capital ratios:
Total risk-based capital	11.34%	11.33%
Tier 1 risk-based capital	10.33	10.26
Tier 1 leverage ratio	8.56	8.56

(1)	Includes net unamortized deferred loan fees of $686,000 at March 31, 2006, and $372,000 at December 31, 2005.

(2)	Includes net unamortized deferred loan fees of $5.5 million at March 31, 2006, and $7.4 million at December 31, 2005.